                            SCHEDULE 14A INFORMATION
                                (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement            [ ]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                          Kimberly-Clark Corporation
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                (Name of Registrant as Specified In Its Charter)


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      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-12.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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                                                                  March 13, 1998

Kimberly-Clark Corporation

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

     On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 30, 1998, at 11:00 a.m. at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas.

     At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term and approve the selection of the Corporation's independent auditor. These matters are fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

     It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by so marking and dating the enclosed proxy card. However, if you wish to vote in accordance with the directors' recommendations, all you need do is sign and date the card.

     Please complete and return the proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     If you plan to attend the meeting, please check the card in the space provided. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                                /s/ WAYNE R. SANDERS
                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 30, 1998

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 30, 1998, at 11:00 a.m. for the following purposes:

        1. To elect four directors for a three-year term to expire at the 2001 Annual Meeting of Stockholders;

        2. To approve the selection of Deloitte & Touche LLP as independent auditor; and

        3. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 3, 1998 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope. No postage is required if mailed in the United States.

     The accompanying Proxy Statement also is used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustees of the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan and the Tecnol Medical Products, Inc. Employee Stock Ownership Plan for the benefit of the participants in the plans. It is important that each participant in any such plan sign, date and return the voting instruction card which is enclosed with the Proxy Statement in the business reply envelope provided. No postage is necessary if mailed in the United States.

                                            By order of the Board of Directors.

                                            /s/ DONALD M. CROOK
                                            Donald M. Crook
                                            Vice President and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 13, 1998

                                PROXY STATEMENT

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
March 13, 1998

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held on April 30, 1998 and at any adjournment thereof. Proxies in the accompanying form, properly signed and received in time for the meeting, will be voted as instructed. If no instructions are given, proxies will be voted for the election of directors and the approval of the selection of the Corporation's independent auditor. Any proxy may be revoked by the stockholder granting it at any time before it is voted by delivering to the Secretary of the Corporation another signed proxy card, or a signed document revoking the earlier proxy.

     Each stockholder of record at the close of business on March 3, 1998 will be entitled to one vote for each share registered in such stockholder's name. As of that date, there were outstanding 556,904,727 shares of common stock of the Corporation.

     The entire cost of the proxy solicitation, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners, will be borne by the Corporation. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. If undertaken, the expense of such solicitation would be nominal. The Corporation has retained W.F. Doring & Co., Inc. to aid in the solicitation of proxies from its stockholders. The fees of such firm are estimated to be $10,000, plus reimbursement of out-of-pocket expenses.

     Stockholders' proxies are received by the Corporation's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders request disclosure or write comments on their proxy cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive vote tallies from time to time from the independent proxy processing agent, but such tallies will provide aggregate data rather than names of stockholders. The agent will notify the Corporation if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

     The Corporation intends to mail this Proxy Statement and proxy card, together with the 1997 Annual Report to Stockholders, to the stockholders on March 13, 1998. If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in such plan, as well as shares registered in the stockholder's name.

     The Corporation also intends to mail this Proxy Statement, the 1997 Annual Report to Stockholders and a voting instruction card, which is solicited on behalf of the Board of Directors of the Corporation, on March 13, 1998 to each participant in the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan and the Tecnol Medical Products, Inc. Employee Stock Ownership Plan (the "Tecnol Plan"). Both the trustee of the Corporation's plans, First Trust N.A., and the trustee of the Tecnol Plan, as the stockholders of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions such participant gives on such voting instruction card, or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

     Under Section 216 of the Delaware General Corporation Law and the Corporation's By-Laws, a majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes have no effect on the vote. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

PROPOSAL 1. ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. As of the date of this Proxy Statement, the Board of Directors consists of 12 members, four of whom have terms which expire at this year's Annual Meeting (Class of 1998), four of whom have terms which expire at the 1999 Annual Meeting (Class of 1999), and four of whom have terms which expire at the 2000 Annual Meeting (Class of 2000).

     The four nominees for director set forth on the following pages are proposed to be elected at the Annual Meeting to serve for a term to expire at the 2001 Annual Meeting of Stockholders (Class of 2001) and until their successors are elected and have qualified. Should any such nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining eight directors will continue to serve as directors for the terms set forth on the following pages.

     The nominees for director are such that immediately after the election of such nominees to the Board of Directors, a majority of all directors holding office shall be "Independent Directors" as that term is defined in By-Law 24 of the Corporation's By-Laws. Generally, the By-Law provides that individuals are Independent Directors if they are not employed by the Corporation or its subsidiaries or equity companies and do not have, and are not affiliated with an entity that has, business transactions or relationships with the Corporation or its subsidiaries that are required to be disclosed in the Corporation's proxy statement. The By-Law authorizes the Audit Committee of the Board of Directors to determine that an individual who has a transaction or relationship disclosed in the proxy statement is nevertheless an Independent Director if it determines by resolution that such person is independent of management and free from any relationship that would interfere with such person's independent judgment as a Board member.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the directors continuing in office and nominees, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2001)

                             PASTORA SAN JUAN CAFFERTY           Professor University
                                                                           of Chicago
                             Mrs. Cafferty, age 57, has been a Professor since 1985 at
                             the University of Chicago's School of Social Service
                             Administration where she has been a member of the faculty
[Photo]                      since 1971. Mrs. Cafferty is a director of the People's
                             Energy Corporation, Harris Trust and Savings Bank, Harris
                             Bancorp, Inc., Harris Bankmont, Inc., Waste Management,
                             Inc., The Lyric Opera, and Rush-Presbyterian-St. Luke's
                             Medical Center in Chicago. She has been a director of the
                             Corporation since 1976.

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                             CLAUDIO X. GONZALEZ                    Chairman of the Board
                                                                    and Managing Director
                             Kimberly-Clark de Mexico, S.A. de C.V.
                             Mr. Gonzalez, age 63, has served as Chairman of the Board
                             and Managing Director of Kimberly-Clark de Mexico, S.A. de
                             C.V., an equity company of the Corporation and a producer of disposable consumer products, pulp, and writing and other
                             papers, since 1973. He was employed by the Corporation in
[Photo]                      1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. Mr.
                             Gonzalez was elected Vice President of Operations of
                             Kimberly-Clark de Mexico, S.A. in 1962 and Executive Vice
                             President and Managing Director in 1966. He is a director of
                             Kellogg Company, General Electric Company, The Mexico Fund,
                             Planet Hollywood International, Banco Nacional de Mexico,
                             Grupo Industrial ALFA, Grupo Modelo, Grupo Carso, Telefonos
                             de Mexico and Televisa, and is a member of the International
                             Advisory Council of J.P. Morgan. He has been a director of the Corporation since 1976.

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                             LOUIS E. LEVY            Retired Partner and Vice Chairman
                                                                      KPMG Peat Marwick
                             Mr. Levy, age 65, served as a partner of KPMG Peat Marwick or its predecessor firms from 1968 until his retirement from that firm in 1990. He had been a member of the board of
[Photo]                      directors of KPMG Peat Marwick or its predecessor firms from
                             1978 until his retirement. In addition, he was Vice Chairman of KPMG Peat Marwick, responsible for Professional Standards and Quality Assurance. Mr. Levy is a member of the board of directors of Household International, Inc. and the BT Alex,
                             Brown/Flag Investors Group of Mutual Funds. He is Chairman
                             Emeritus of the National Multiple Sclerosis Society. He has
                             been a director of the Corporation since 1991.

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                             LINDA JOHNSON RICE                             President and
                                                                  Chief Operating Officer
                                                          Johnson Publishing Company, Inc.
[Photo]                      Mrs. Johnson Rice, age 40, has been President and Chief
                             Operating Officer of Johnson Publishing Company, Inc., a
                             multi-media company, since 1987. She joined that company in
                             1980, and became Vice President in 1985. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated and Viad
                             Corporation. She has been a director of the Corporation
                             since 1995.


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             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 1999)


                             JOHN F. BERGSTROM                              President and
                                                                  Chief Executive Officer
                                                                    Bergstrom Corporation
                             Mr. Bergstrom, age 51, has served as Chairman and Chief
                             Executive Officer of Bergstrom Corporation, Neenah,
                             Wisconsin, for more than the past five years. Bergstrom
                             Corporation owns and operates automobile sales and leasing
[Photo]                      businesses and a credit life insurance company in Wisconsin and, until January of 1998, owned and operated hotels. Mr.
                             Bergstrom is a director of the Wisconsin Energy Corporation,
                             Universal Foods Corporation, Driver's Mart Worldwide, The
                             Catholic Diocese of Green Bay, The First National Bank-Fox
                             Valley, Midwest Express Holdings, Inc., and the Green Bay
                             Packers. He also is a member of the Board of Trustees of
                             Marquette University and the Medical College of Wisconsin.
                             He has been a director of the Corporation since 1987.

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                             PAUL J. COLLINS                                Vice Chairman
                                                               Citicorp and Citibank, N.A.
                             Mr. Collins, age 61, has been a Vice Chairman of Citicorp
                             and its principal subsidiary, Citibank, N.A., New York, New
                             York, since 1988. He previously was elected Senior Corporate
[Photo]                      Officer and Chief Planning Officer of those companies in
                             1985, and Group Executive of those companies in 1984. He
                             joined Citicorp in 1961 and served as Executive Vice
                             President prior to becoming Group Executive. Mr. Collins
                             also is a director of Citicorp and Citibank, N.A., and a
                             trustee of Carnegie Hall Corporation and the Central Park
                             Conservancy. He has been a director of the Corporation since
                             1983.

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                             ROBERT W. DECHERD          Chairman of the Board, President,
                                                              and Chief Executive Officer
                                                                   A. H. Belo Corporation
                             Mr. Decherd, age 47, has served as Chairman of the Board and
                             Chief Executive Officer of A. H. Belo Corporation, a
[Photo]                      broadcasting and publishing company, since January 1987. Mr.
                             Decherd became President of that company in January 1994,
                             and previously served as President from January 1985 through
                             December 1986. From January 1984 through December 1986, he served as Chief Operating Officer. He has been a director of that company since 1976. Mr. Decherd is a director of CCBG
                             Corporation and the Tomas Rivera Policy Institute. He has
                             been a director of the Corporation since 1996.

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                             FRANK A. MCPHERSON             Retired Chairman of the Board
                                                              and Chief Executive Officer
                                                                   Kerr-McGee Corporation
                             Mr. McPherson, age 65, served as Chairman of the Board and
                             Chief Executive Officer of Kerr-McGee Corporation, a natural resources company, from 1983 until his retirement from such offices on February 1, 1997. Previously, he served as
                             President of that company from 1980 to 1983, and Vice
                             Chairman from 1978 to 1980. He joined Kerr-McGee Corporation
[Photo]                      in 1957 and held various assignments in oil, natural gas and coal operations and chemical manufacturing. Mr. McPherson is a director of Tri-Continental Corporation, Seligman Quality
                             Fund, Inc., Seligman Select Municipal Fund, Inc., Seligman
                             Group of Mutual Funds, MAPCO and Bank of Oklahoma Financial
                             Corporation. Mr. McPherson also is a member of the board of trustees of the Oklahoma Nature Conservancy, a member of the
                             Southwest Region Board of Trustees of the Boys and Girls
                             Clubs of America and President of the Oklahoma Foundation
                             for Excellence in Education. He has been a director of the
                             Corporation since 1990.

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                              TERM EXPIRING AT THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2000)

                             WILLIAM O. FIFIELD                                   Partner
                                                                          Sidley & Austin
                             Mr. Fifield, age 51, has served as a partner in the law firm of Sidley & Austin since 1977. He is the managing partner in the firm's Dallas, Texas office, a member of the firm's
                             executive committee, and a member of the firm's space and
[Photo]                      new business committees. He has served the firm in a number of other administrative capacities, including co-chair of
                             the firm's committee on computers and legal technology, co-
                             chair of the firm's committee on practice development, and a member of the firm's committees on accounting and finance, assignment and compensation of associates, firm functions, and international operations. He has been a director of the
                             Corporation since 1995.

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                             WAYNE R. SANDERS                 Chairman of the Board and
                                                                Chief Executive Officer
                             Mr. Sanders, age 50, has served as Chief Executive Officer of the Corporation since 1991 and Chairman of the Board of the Corporation since 1992. He previously had been elected
                             President and Chief Operating Officer in 1990. Employed by
                             the Corporation in 1975, Mr. Sanders was appointed Vice
                             President of Kimberly-Clark Canada Inc., a wholly owned
                             subsidiary of the Corporation, in 1981 and was appointed
[Photo]                      Director and President in 1984. Mr. Sanders was elected
                             Senior Vice President of Kimberly-Clark Corporation in 1985
                             and was appointed President - Infant Care Sector in 1987,
                             President - Personal Care Sector in 1988 and President -
                             World Consumer, Nonwovens and Service and Industrial
                             Operations in 1990. Mr. Sanders is a director of Adolph
                             Coors Company, Coors Brewing Company, Texas Instruments
                             Incorporated and Chase Bank of Texas, National Association.
                             He also is a member of the Marquette University Board of
                             Trustees and is a national trustee of the Boys and Girls
                             Clubs of America. He has been a director of the Corporation since 1989.

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                             WOLFGANG R. SCHMITT                Chairman of the Board and
                                                                  Chief Executive Officer
                                                                  Rubbermaid Incorporated
                             Mr. Schmitt, age 54, has served as Chairman of the Board of
                             Rubbermaid Incorporated since 1993, and as Chief Executive
[Photo]                      Officer since 1992. He previously was elected President and
                             Chief Operating Officer in 1991, Executive Vice President in
                             1987 and President of the Home Products Division in 1984. He
                             joined Rubbermaid Incorporated in 1966 and has been employed in various marketing and research and development
                             assignments. Mr. Schmitt is a director of Rubbermaid
                             Incorporated and Parker-Hannifin Corporation and serves as a trustee of Otterbein College. He has been a director of the
                             Corporation since 1994.

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                             RANDALL L. TOBIAS                   Chairman of the Board and
                                                                   Chief Executive Officer
                                                                     Eli Lilly and Company
                             Mr. Tobias, age 56, is Chairman of the Board and Chief
                             Executive Officer of Eli Lilly and Company. He was named to
[Photo]                      that position in June 1993. He previously had been Vice
                             Chairman of the Board of AT&T since 1986, and had been
                             employed by AT&T since 1964. Mr. Tobias is a director of Eli
                             Lilly and Company, Phillips Petroleum, Inc. and
                             Knight-Ridder, Inc. He is a member of the Business Council and the Business Roundtable. He is chairman of the board of trustees of Duke University and a trustee of the Colonial
                             Williamsburg Foundation. He has been a director of the
                             Corporation since 1994.

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SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 1997 regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group.

                   NAME OF INDIVIDUAL OR                          AMOUNT AND NATURE OF
                     IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)(3)
                   ---------------------                      -----------------------------
John F. Bergstrom...........................................               10,800(4)
Pastora San Juan Cafferty...................................                4,402(5)
Paul J. Collins.............................................                9,200(5)
Robert W. Decherd...........................................               10,400(6)
John W. Donehower...........................................              247,904(7)
O. George Everbach..........................................              220,538(7)
Thomas J. Falk..............................................              259,518(7)
William O. Fifield..........................................                3,200(5)
Claudio X. Gonzalez.........................................              105,228
Louis E. Levy...............................................                4,600(5)
Frank A. McPherson..........................................                7,400(5)(8)
Linda Johnson Rice..........................................                3,200
Wayne R. Sanders............................................              933,241(7)(9)
Wolfgang R. Schmitt.........................................                2,200(5)
Kathi P. Seifert............................................              221,444(7)
Randall L. Tobias...........................................                3,200(5)
All directors, nominees and executive officers as a group...            2,557,155(7)(10)

---------------

 (1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

 (2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

 (3) For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued pursuant to the Outside Directors' Stock Compensation Plan. See "Executive Compensation - Compensation of Directors."

 (4) Includes 1,600 shares held by a trust for Mr. Bergstrom's son and daughter for which Mr. Bergstrom serves as trustee.

 (5) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 1997 under the Corporation's deferred compensation plan for directors: Mrs. Cafferty, 21,049 credits; Mr. Collins, 42,548 credits; Mr. Fifield, 2,746 credits; Mr. Levy, 5,746 credits; Mr. McPherson, 842 credits; Mr. Schmitt, 4,115 credits; and Mr. Tobias, 5,456 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although such directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, such stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to such stock credits. See "Executive Compensation-Compensation of Directors" for additional information concerning such deferred stock accounts.

 (6) Includes 2,000 shares held by a trust for which Mr. Decherd serves as trustee and with respect to which Mr. Decherd disclaims beneficial ownership. Also includes 1,200 shares held by Mr. Decherd's son.

 (7) Includes the following shares which could be acquired within 60 days of December 31, 1997 by: Mr. Donehower, 178,206 shares; Mr. Everbach, 145,118 shares; Mr. Falk, 216,736 shares; Mr. Sanders, 738,718 shares; Ms. Seifert, 204,092 shares; and all directors, nominees and executive officers as a group, 1,891,340 shares. Also, shares of common stock held by the trustee of the Corporation's Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the respective directors, nominees and executive officers above are included in this table.

 (8) Mr. McPherson shares voting and investment power with respect to 6,200 shares.

 (9) Excludes 21,760 shares held in trust for the benefit of Mr. Sanders' children with respect to which Mr. Sanders disclaims beneficial ownership.

(10) Voting and investment power with respect to 6,200 of such shares is shared.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1997, the Corporation and certain of its subsidiaries retained the legal services of Sidley & Austin, Chicago, Illinois. William O. Fifield, a director of the Corporation, is a partner in that firm. Management believes that the cost of services so rendered by Sidley & Austin during 1997 was reasonable compared with the cost of obtaining similar services from other firms. The Corporation and certain of its subsidiaries expect to retain Sidley & Austin in 1998.

     The Corporation paid $1,018,000 to Bergstrom Corporation in 1997 for hotel, lodging, and automobile rental and purchasing costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. Bergstrom Corporation sold its hotel and lodging businesses in January of 1998. In addition, the Corporation leases office space in Neenah and Menasha, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership and Downtown Menasha Associates Limited Partnership, respectively, two partnerships engaged in the redevelopment of downtown real estate in such cities. John F. Bergstrom owns a 15 percent limited partner interest in each such partnership. During 1997, rental payments made by the Corporation to such partnerships totaled $622,000 and $27,000, respectively.

     During 1997, K-C Aviation Inc., a wholly owned subsidiary of the Corporation, serviced and managed a corporate aircraft owned by Bergstrom Pioneer Auto and Truck Leasing ("Bergstrom Leasing"), a wholly owned subsidiary of Bergstrom Corporation. In addition, during 1997, the Corporation provided certain pilot services to Bergstrom Corporation with respect to such aircraft. The total fees paid in 1997 to K-C Aviation Inc. and the Corporation by Bergstrom Leasing and Bergstrom Corporation for such services rendered were $716,000.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from an unaffiliated third party. The Corporation and K-C Aviation Inc. expect to engage in similar transactions (excluding hotel and lodging) with Bergstrom Corporation, Bergstrom Leasing and the two partnerships in 1998.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met eight times in 1997. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served, and the average attendance for each such director at such meetings was 98%.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Collins, Chairman, Mr. Bergstrom, Mr. Decherd, Mrs. Johnson Rice, Mr. Schmitt and Mr. Fifield, met three times during 1997. The Committee selects, subject to stockholder approval, and engages independent auditors to audit the books, records and accounts of the Corporation, determines the scope of such audits, and establishes policy in connection with internal audit programs of the Corporation.

     The Compensation Committee, currently composed of Mr. Levy, Chairman, Mrs. Cafferty, Mr. McPherson and Mr. Tobias, met three times during 1997. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation - Board Compensation Committee Report on Executive Compensation."

     The Nominating Committee, currently composed of Mr. McPherson, Chairman, Mrs. Cafferty, Mr. Decherd and Mr. Levy, met one time during 1997. All such members of the Nominating Committee are Independent Directors. See "Proposal 1. Election of Directors - General Information." The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make such a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days' notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The table which follows sets forth information concerning compensation for each of 1995, 1996 and 1997 awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers of the Corporation other than the chief executive officer whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                             ANNUAL COMPENSATION                COMPENSATION
                                     -----------------------------------   ----------------------
                                                                             AWARDS
                                                                           ----------    PAYOUTS
                                                               OTHER       SECURITIES   ---------
                                                               ANNUAL      UNDERLYING     LTIP       ALL OTHER
                                                            COMPENSATION    OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)      ($)(2)        (#)(3)        ($)         ($)(4)
---------------------------   ----   ---------   --------   ------------   ----------   ---------   ------------
Wayne R. Sanders              1997    950,000    232,320(1)    3,506        180,000     1,792,841      4,800
Chairman of the Board         1996    800,000    895,488(1)    1,415        210,000     1,233,089      4,500
and Chief Executive Officer   1995    800,000    844,800(1)    4,187        496,318             0      4,500
John W. Donehower             1997    370,000     77,000       1,448         48,000             0      4,800
Senior Vice President         1996    337,500    296,800(1)        0         80,000       246,617      4,500
and Chief Financial Officer   1995    295,000    243,200(1)      395         74,446             0      4,500
O. George Everbach            1997    375,000     77,000         656         48,000             0      4,800
Senior Vice President - Law   1996    362,500    296,800         400         80,000       493,235      4,500
and Government Affairs        1995    340,000    243,200           0         41,358             0      4,500
Thomas J. Falk                1997    400,000    114,204(1)    3,510         60,000       136,165      4,800
Group President -             1996    350,000    390,080       4,672         80,000       164,411      4,500
Tissue, Pulp and Paper        1995    300,000    296,667         912        124,078             0      4,500
Kathi P. Seifert              1997    350,000    220,000       1,837         48,000       136,165      4,800
Group President -             1996    300,000    339,200         830         60,000        79,061      4,500
North American Personal       1995    265,000    296,667           0        124,078             0      4,500
Care Products

---------------

(1) Includes amounts voluntarily deferred by the executive officer under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Board Compensation Committee Report on Executive Compensation-Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist entirely of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes. The value of such travel did not, for any of the executive officers named above, exceed, in the aggregate, $50,000 in 1995, 1996 or 1997.

(3) The Corporation paid a stock dividend on April 2, 1997 to stockholders of record on March 7, 1997 in order to effect a two-for-one stock split of the Corporation's common stock (the "Stock Split"). The options are shown on a post-Stock Split basis. The number of options granted in 1995 reflect adjustments made by the Compensation Committee in December 1995 to preserve the benefit to participants in connection with, and give effect to, the spin-off by the Corporation on November 30, 1995 of the common stock of Schweitzer-Mauduit International, Inc.

(4) Amounts shown consist solely of the Corporation's matching contributions under the Corporation's Salaried Employees Incentive Investment Plan.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under "Board Compensation Committee Report on Executive Compensation" below.

     The table which follows sets forth information (on a post-Stock Split basis) concerning grants of stock options during 1997 to each of the executive officers who is named in the Summary Compensation Table and the potential realizable value of such options at assumed annual rates of stock price appreciation for the option term.

                            OPTION GRANTS IN 1997(1)

                                             INDIVIDUAL GRANTS
                            ----------------------------------------------------
                            NUMBER OF     % OF TOTAL                               POTENTIAL REALIZABLE VALUE AT
                            SECURITIES     OPTIONS                                 ASSUMED ANNUAL RATES OF STOCK
                            UNDERLYING    GRANTED TO                               PRICE APPRECIATION FOR OPTION
                             OPTIONS     EMPLOYEES IN   EXERCISE OR                           TERM(3)
                             GRANTED        FISCAL      BASE PRICE    EXPIRATION   ------------------------------
           NAME                (#)         YEAR(2)        ($/SH)         DATE      0%($)     5%($)       10%($)
           ----             ----------   ------------   -----------   ----------   -----   ---------   ----------
Wayne R. Sanders..........   180,000         6.3           50.00       2/19/07       0     5,660,052   14,343,682
John W. Donehower.........    48,000         1.7           50.00       2/19/07       0     1,509,347    3,824,982
O. George Everbach........    48,000         1.7           50.00       2/19/07       0     1,509,347    3,824,982
Thomas J. Falk............    60,000         2.1           50.00       2/19/07       0     1,886,684    4,781,227
Kathi P. Seifert..........    48,000         1.7           50.00       2/19/07       0     1,509,347    3,824,982

---------------

(1) The plans governing stock option grants provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 1997 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all such options become exercisable for three years upon the death, total and permanent disability, or retirement of the officer and options granted in 1997 under certain foreign regulations are not exercisable until after three years.

(2) Does not include any of approximately 3,400,000 options and stock appreciation rights granted to approximately 57,000 employees under the Kimberly-Clark Corporation Global Stock Option Plan, in which the executive officers of the Corporation do not participate.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by, and the 0% rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's stock price.

     The table which follows sets forth information (on a post-Stock Split basis) concerning exercises of stock options during 1997 by each of the executive officers who is named in the Summary Compensation Table and the value of each such officer's unexercised options as of December 31, 1997 based on a closing stock price of $49.3125 per share of the Corporation's common stock on such date:

                      AGGREGATED OPTION EXERCISES IN 1997
                   AND OPTION VALUES AS OF DECEMBER 31, 1997

                                                                            NUMBER OF          VALUE OF
                                                                            SECURITIES       UNEXERCISED
                                                                            UNDERLYING       IN-THE-MONEY
                                                                           UNEXERCISED        OPTIONS AT
                                                                            OPTIONS AT       DECEMBER 31,
                                                                           DECEMBER 31,        1997 ($)
                                          SHARES ACQUIRED      VALUE         1997 (#)
                                            ON EXERCISE      REALIZED      EXERCISABLE/      EXERCISABLE/
                  NAME                          (#)             ($)       UNEXERCISABLE     UNEXERCISABLE
                  ----                    ---------------    ---------    --------------    --------------
Wayne R. Sanders.........................     163,372        4,958,071       523,191          11,328,138
                                                                             525,527           6,273,305
John W. Donehower........................           0                0       110,027           2,193,799
                                                                             133,779           1,259,276
O. George Everbach.......................      29,632          888,071        90,175           1,704,298
                                                                             120,543             932,909
Thomas J. Falk...........................      41,994        1,227,657       125,106           2,527,507
                                                                             165,630           1,748,752
Kathi P. Seifert.........................       7,610          234,160       122,061           2,654,223
                                                                             139,631           1,617,526

     The table which follows sets forth information (on a post-Stock Split basis) concerning grants of participation share awards during 1997 to each of the executive officers who is named in the Summary Compensation Table and the estimated future payouts with respect thereto:

                 LONG-TERM INCENTIVE PLANS - AWARDS IN 1997(1)

                                                         PERFORMANCE      ESTIMATED FUTURE PAYOUTS UNDER
                                          NUMBER OF        OR OTHER         NON-STOCK PRICE-BASED PLANS
                                        SHARES, UNITS    PERIOD UNTIL    ---------------------------------
                                          OR OTHER        MATURATION     THRESHOLD     TARGET      MAXIMUM
                 NAME                     RIGHTS(#)       OR PAYOUT         ($)        ($)(2)        ($)
                 ----                   -------------    ------------    ---------    ---------    -------
Wayne R. Sanders.......................    60,000          5 years          N/A       1,606,200      N/A
John W. Donehower......................    24,000          5 years          N/A         642,480      N/A
O. George Everbach.....................    24,000          5 years          N/A         642,480      N/A
Thomas J. Falk.........................    30,000          5 years          N/A         803,100      N/A
Kathi P. Seifert.......................    24,000          5 years          N/A         642,480      N/A

---------------

(1) Pursuant to the 1992 Equity Participation Plan (the "1992 Plan") governing participation shares, each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. Each share in a participant's account is assigned a dividend rate equal to the rate declared on the Corporation's common stock. At the end of each fiscal quarter the amount of such dividends is determined by multiplying the total cash dividend declared per share of the Corporation's common stock during such quarter by the total of the participation shares and dividend shares in the participant's account. Such amount, when divided by the book value of one share of the Corporation's common stock at the close of such fiscal quarter, is the number of dividend shares credited to a participant's account for such quarter.

    However, the plan provides that no dividend shares will be credited to a participant's account in any quarter in which the total cash dividends per share of common stock (on a post-Stock Split basis) are (i) less than $.205 or (ii) less than the total cash dividends per share of common stock for the same quarter of the immediately preceding year. In addition, in any quarter in which the dividend is less than the dividend for the same quarter of the preceding year, the book value of the participation shares will be reduced by the difference in the dividend amounts between the two quarters.

    The normal maturity date of a participation share award will be the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. Within 90 days after such maturity date, the participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of such shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock). In addition, the 1992 Plan provides that up to 50 percent of the payment of matured participation share awards may be made in the form of Corporation common stock as determined by the Compensation Committee when the award is granted.

    The book value for purposes of awards made pursuant to the 1992 Plan shall be adjusted to exclude the effect of stock repurchases and changes in the Corporation's accounting policies. Further, in the event there are any changes in the common stock or the capitalization of the Corporation through a corporate transaction, such as a merger or an acquisition involving the issuance of common stock, or other changes in the corporate structure of the Corporation, such as a stock split or stock dividend, appropriate adjustments shall be made to the number of participation shares, the base value per participation share awarded to participants, and the number of dividend shares credited to participants' accounts, to the extent necessary to preserve the benefit to the participants of awards made under the 1992 Plan.

(2) Under the 1992 Plan, there is no threshold or maximum payout. Based on the Corporation's 1997 performance, the target amounts assume an 18.7% annual increase in the book value of the Corporation's common stock (as determined in accordance with the 1992 Plan) during the term of the award, and a $.01 per share annual increase in the quarterly dividend rate. These assumptions are not intended to be a forecast of future performance by the Corporation.

     BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of Independent Directors. See "Proposal 1. Election of Directors - General Information." The Board designates the members and the Chairman of such committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation with respect to which information regarding stock option grants and exercise transactions is disclosed in this Proxy Statement. In addition, the Compensation Committee is responsible for establishing and administering the policies which govern annual compensation and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies which the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 86 industrial companies with annual sales exceeding $5 billion (the "Industrial Company Group"), of which the Corporation is about median in terms of annual sales. Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 1997, the Compensation Committee employed compensation policies designed to align such compensation with the Corporation's overall business strategy, values and management initiatives. Such policies are intended to (i) reward executives for long-term strategic management and the enhancement of stockholder value through stock option and long-term incentive awards, (ii) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (iii) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 1997

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of such companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon growth in the operating profit of such unit, adjusted by a charge for the capital employed in such unit), the performance of the Corporation (primarily based upon growth in earnings per share and shareholder return), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 1997 were consistent with the policies and practices described above.

     Cash Bonus Awards for 1997

     The cash bonus awards for 1997 set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under such program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentile) of compensation for the Industrial Company Group if such officer's goals have been fully met during the year. In determining such target cash bonus awards, the Compensation Committee places primary emphasis on data for the Industrial Company Group, as opposed to the Consumer Company Group, because such data represents the performance based compensation practices of a broadly based group of companies.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals for 1997 took into account, depending on the responsibility of the individual, the performance of the group or unit with which the individual is associated (primarily based upon growth in the operating profit of such unit, adjusted by a charge for the capital employed in such unit), and the overall performance of the Corporation (based upon the Corporation's long-term goal of maintaining growth in earnings per share from operations (the "EPS Goal") and its long-term goal of consistently exceeding the S&P 500 index for total shareholder return (the "Shareholder Return Goal")). An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's EPS Goal and Shareholder Return Goal. The goals described above may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 1997 were consistent with the policies and practices described above.

     Based upon comparison of the most recent data provided by the independent consultants described above, the cash bonuses paid to the named executive officers, taken together with base salaries, were within the first quartile of such compensation for comparable officers in the Industrial Company Group.

     Participation Shares and Stock Options

     The Corporation maintains the 1986 Equity Participation Plan and the 1992 Equity Participation Plan (collectively, the "Equity Plans"), pursuant to which stock option grants and long-term incentive awards have been made to executive officers. The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1986 Equity Participation Plan has expired, and no additional awards can be made under such plan. However, all awards outstanding on the expiration date of such Equity Plan remain in full force and effect in accordance with its terms. Only stock option awards are currently outstanding under the 1986 Equity Participation Plan.

     The number of long-term incentive or stock option awards granted to an executive officer is based principally on such officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of such awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising such group. In implementing such policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of such grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and size of prior grants to an executive officer. The payout resulting from any long-term incentive or stock option award is based on the growth in the book value and market value, respectively, of the Corporation's common stock subsequent to the grant of such awards.

     The 1992 Plan employs book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the 1992 Plan, see note 1 to the table above entitled "Long-Term Incentive Plans - Awards in 1997."

     The Equity Plans also employ market value as a basis for rewarding performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 1997."

     1997 Compensation of the Chief Executive Officer

     The Compensation Committee reviews and adjusts the Chief Executive Officer's salary every two years. The Committee increased the compensation of the Chief Executive Officer in 1997 based on the policies and practices described above. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 1997 was near the median of salary levels of the chief executive officers of the Consumer Company Group.

     The cash bonus which was paid to Mr. Sanders for 1997 was primarily in recognition of the progress, as determined by the members of the Board of Directors who are Independent Directors (see "Proposal 1. Election of
Directors - General Information"), made by the Corporation during the year toward attaining the Corporation's EPS Goal and Shareholder Return Goal. Because target levels with respect to these goals were not met during 1997, the bonus award to Mr. Sanders for 1997 was below the target bonus level. Based upon comparison of the most recent data provided by the independent consultants described above, such bonus taken together with Mr. Sanders' base salary, was within the first quartile of such compensation paid to chief executive officers of the Industrial Company Group.

     The Compensation Committee believes that executive compensation for 1997 adequately reflects its policy to align such compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     The Committee has determined that it is not in the stockholders' interests to modify the Corporation's Management Achievement Award Program plan to enable the Corporation to meet the requirements of the federal tax code provisions which limit to $1 million the deductibility of annual cash compensation paid to any executive officer named in the Summary Compensation Table for corporate income tax purposes. The Committee believes that it is in the stockholders' interests for the Committee to retain discretion in the awarding of cash bonuses to such officers to better ensure that the bonus which is paid to each such officer reflects the officer's contribution to the achievement of the Corporation's EPS Goal and Shareholder Return Goal.

     However, the Corporation has adopted a deferred compensation plan in response to such limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1 million for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. Such plan permits such officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. Such deferral will result in the possible deduction by the Corporation of such compensation when paid; however, there is no obligation on any executive officer to defer any such amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to such officers which, together with their annual salary, exceeds $1 million will be minimal. In 1997, the Chief Executive Officer elected to defer all amounts of his salary and bonus in excess of $1 million.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the Corporation's 1992 Equity Participation Plan, as amended, ensures that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Louis E. Levy, Chairman
Pastora San Juan Cafferty
Frank A. McPherson
Randall L. Tobias

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
                 Kimberly-Clark, S&P 500, and Peer Group(1)(2)

     The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                            TOTAL SHAREHOLDER RETURN

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          KIMBERLY-CLARK         S&P 500          PEER GROUP
DEC 92                                         100.00             100.00             100.00
DEC 93                                          90.96             110.08             105.27
DEC 94                                          91.24             111.53             118.64
DEC 95                                         158.24             153.45             160.61
DEC 96                                         186.22             188.68             200.91
DEC 97                                         196.59             251.63             283.10

(1) The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, Fort James Corp., Johnson & Johnson, Paragon Trade Brands, Inc., Pope & Talbot, Inc., The Procter & Gamble Company, The Unilever Group, Champion International, International Paper Company and Mead Corp. The Peer Group used in this Proxy Statement includes the same companies as those included in the Peer Group used in the proxy statement for the Corporation's prior fiscal year except that Tambrands, Inc., included in last year's Peer Group, was acquired by Procter & Gamble in 1997 and James River Corp., included in last year's Peer Group, merged with Fort Howard Corp. in 1997 forming the entity named Fort James Corp., which is included in this year's Peer Group.

(2) The graph treats as a special dividend the distribution on November 30, 1995 of one share of common stock of Schweitzer-Mauduit International, Inc. for every 10 shares of the Corporation's common stock held of record on November 13, 1995.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1997, the following Directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Louis E. Levy, Chairman; Pastora San Juan Cafferty; and Randall L. Tobias. In addition, Frank A. McPherson has been serving on the Committee since April 17, 1997.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     Kathi P. Seifert, Group President - North American Personal Care Products of the Corporation, serves as a member of the board of directors of Eli Lilly and Company. Randall L. Tobias, Chairman of the Board and Chief Executive Officer of Eli Lilly and Company, serves as a member of the Compensation Committee of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 1997 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF BENEFIT SERVICE
                       --------------------------------------------------------------------------------
                          15         20         25         30          35           40           45
    REMUNERATION        YEARS      YEARS      YEARS      YEARS       YEARS        YEARS        YEARS
    ------------       --------   --------   --------   --------   ----------   ----------   ----------
$ 200,000............  $ 45,000   $ 60,000   $ 75,000   $ 90,000   $  105,000   $  120,000   $  135,000
   400,000...........    90,000    120,000    150,000    180,000      210,000      240,000      270,000
   600,000...........   135,000    180,000    225,000    270,000      315,000      360,000      405,000
   800,000...........   180,000    240,000    300,000    360,000      420,000      480,000      540,000
 1,000,000...........   225,000    300,000    375,000    450,000      525,000      600,000      675,000
 1,200,000...........   270,000    360,000    450,000    540,000      630,000      720,000      810,000
 1,400,000...........   315,000    420,000    525,000    630,000      735,000      840,000      945,000
 1,600,000...........   360,000    480,000    600,000    720,000      840,000      960,000    1,080,000
 1,800,000...........   405,000    540,000    675,000    810,000      945,000    1,080,000    1,215,000
 2,000,000...........   450,000    600,000    750,000    900,000    1,050,000    1,200,000    1,350,000
 2,200,000...........   495,000    660,000    825,000    990,000    1,155,000    1,320,000    1,485,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: John W. Donehower, 37.0 years; O. George Everbach, 19.7 years; Thomas J. Falk, 40.0 years; Wayne R. Sanders, 37.1 years; and Kathi P. Seifert, 36.2 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over such limitation being paid pursuant to supplemental plans. While such supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to such trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the executive officers named in the Summary Compensation Table is a participant in such supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly. Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to such participant under such plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each such participant would have the option of receiving the present value of his or her accrued benefits in such plans at such time in a lump sum, reduced by 10% and 5% for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan (the "Executive Severance Plan") provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (i) three times base salary and the maximum management achievement award, and (ii) the value of unmatured or unexercised awards or grants and nonvested benefits under the Corporation's Equity Participation Plans and the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that such participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table.

     CORPORATION'S SEVERANCE PAY PLAN

     The Corporation's Severance Pay Plan, effective January 1, 1998, generally provides eligible employees (including the executive officers) a lump sum severance payment of one week's pay for each year of employment in the event of involuntary termination without cause. The minimum severance payment is six week's pay and the maximum is 26 week's pay. Benefits under this plan will not be paid to an executive officer in the event benefits are payable under the Executive Severance Plan.

     COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies receive an annual cash retainer of $30,000 ($25,000 during 1997) payable pro rata quarterly in advance, and a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee thereof, subject to a maximum of $3,600 for any day on which more than one such meeting is held. Pursuant to the Outside Directors' Stock Compensation Plan, such directors also receive 600 shares of common stock of the Corporation (on a post-Stock Split basis) on December 31 of each year, and cash dividends and accrued interest thereon are credited to an account maintained by the Corporation. All of the shares granted to any such director under such plan, together with all cash dividends and accrued interest thereon, are restricted and nontransferable until, and will be delivered to such director free of restrictions upon, his or her termination of service as a member of the Board. In addition, the Corporation reimburses such directors for expenses incurred as a result of attending Board or committee meetings. A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee thereof, but is reimbursed for expenses incurred as a result of such service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual cash retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account of such director, as provided in such election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or of that equivalent to the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with such amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends that are paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock, no shares of the Corporation's common stock are ever distributed to a participant under the plan, and no participant acquires any rights as a holder of common stock under the plan. All accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF AUDITOR

     The Audit Committee of the Board of Directors has selected, and the Board of Directors has approved, Deloitte & Touche LLP as the principal independent auditor to audit the financial statements of the Corporation for 1998, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of another independent auditor will be considered by the Audit Committee. Deloitte & Touche LLP has been the independent auditor for the Corporation since its incorporation in 1928.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

1999 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 1999 Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 1999 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at such address no later than November 13, 1998. Upon receipt of any such proposal, the Corporation will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposals be forwarded by certified mail - return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Corporation's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an annual meeting by a stockholder (other than in connection with the election of directors; see "Proposal 1. Election of Directors - Stockholder Nominations for Directors"), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's annual meeting. Certain other notice periods are provided if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation's By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ DONALD M. CROOK
                                            Donald M. Crook
                                            Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 13, 1998

[Kimberly Clark Corporation Logo]

                           Invitation to Stockholders

                         Notice of 1998 Annual Meeting

                                Proxy Statement

                                   [GRAPHIC]

                      [LOGO KIMBERLY-CLARK CORPORATION]







KIM26 2
                                 DETACH HERE


[X] PLEASE MARK
    YOUR VOTES AS
    IN THE EXAMPLE

IT IS NOT NECESSARY TO COMPLETE THE INFORMATION UNDER PROPOSALS 1 AND 2 BELOW UNLESS YOU CHOOSE TO CAUSE YOUR SHARES TO BE VOTED SEPARATELY ON EACH MATTER TO BE BROUGHT BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

       ----------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
       ----------------------------------------------------------------

                                                                                                  FOR   AGAINST   ABSTAIN
1. Election of Directors                                            2. Selection of Auditor       [ ]     [ ]       [ ]
   NOMINEES: PASTORA SAN JUAN CAFFERTY, CLAUDIO X. GONZALEZ,
             LOUIS E. LEVY AND LINDA JOHNSON RICE
   (terms to expire at 2001 Annual Meeting of Stockholders)
                                               WITHHOLD
                                FOR           AUTHORITY
                                all            to vote
                        [ ]   nominees   [ ]   for all
                                               nominees

[ ]
   ----------------------------------------------------------
FOR ALL NOMINEES, EXCEPT VOTE WITHHELD FOR THOSE NAMED ABOVE.

                                                                    MARK HERE IF YOU PLAN TO ATTEND MEETING             [ ]

                                                                    MARK HERE FOR ADDRESS CHANGE AND NOTE AT            [ ]
                                                                    LOWER LEFT

                                                                    I will be accompanied by ___________________________________.

                                                                    Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor,
                                                                    administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature:                                  Date:            Signature:                                    Date:
          ---------------------------------      -----------           -----------------------------------      -----------


KIM26 1                           DETACH HERE

[LOGO KIMBERLY-CLARK CORPORATION]
                   P.O. Box 619100, Dallas, Texas 75261-9100
         Proxy for the Annual Meeting of Stockholders - April 30, 1998
                 Solicited on behalf of the Board of Directors.

     Wayne R. Sanders, O. George Everbach and Donald M. Crook, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas on April 30, 1998 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

     Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.


             IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

        PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.